Exhibit 99.1

Contacts:
Third Wave Technologies                              Vida Communications
Rod Hise                                             Stephanie Diaz (investors)
(608) 663-4010                                       (415) 885-2298

                                                     Tim Brons (media)
                                                     (646) 319-8981

For Immediate Release

          Jury Finds Stratagene Willfully Infringed Third Wave Patents

                 Also awards Third Wave $5.3 million in damages

      MADISON, Wis., Sept. 6, 2005--Third Wave Technologies Inc. (Nasdaq: TWTI) today announced that a federal jury has found Stratagene liable for willful patent infringement and awarded Third Wave $5.3 million in damages. Third Wave will seek additional damages, given the willful infringement verdict.

      Stratagene last week was found guilty of infringing two key Third Wave patents. Stratagene had aggressively challenged the validity of those patents, but the jury also upheld their validity.

      Third Wave filed suit against Stratagene alleging the infringement in U.S. District Court in September 2004. Third Wave seeks a permanent injunction and destruction of the infringing "FullVelocity" QPCR and QRT-PCR products.

      With the jury's findings, Third Wave's unique position in nucleic acid testing has been galvanized. Given the expiration of the patents for basic polymerase chain reaction, or PCR, Third Wave is one of a very few companies that can leverage its nucleic acid testing (NAT) chemistry--the Invader technology--with basic PCR.

      "The positive outcome of this trial for Third Wave underscores the value of the Invader chemistry in the emerging nucleic acid testing market," said John Puisis, president and chief executive officer of Third Wave. "It is clear that many companies want to enter the NAT market, especially given the expiration of basic PCR patents. With the sensitivity of off-patent PCR and the specificity of the Invader chemistry, Third Wave has the unique opportunity to offer better technology than TaqMan, the current industry-leading NAT chemistry. This ability enables Third Wave to develop the best performing products that set a new standard for the industry.

      "Because Third Wave owns something of such substantial value, we will continue to vigorously protect of our patent estate," Mr. Puisis said. "We are pleased to see our initial
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patents withstand an aggressive legal battle. We have a broad patent estate to leverage and its strength continues to grow."

Third Wave's Invader technology is used to analyze, detect and measure DNA and RNA, the foundation of genetic material and infectious agents. The Invader technology and the methods of using it are protected by a suite of more than 45 issued patents; more than 100 additional Third Wave patents are pending.

      About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior molecular solutions. Third Wave's Invader(R) technology provides the company's customers with exceptional performance, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) technology for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.